Exhibit 10.27

SUBLEASE
Durham Jones & Pinegar, P.C./Vivint Solar, Inc.

THIS SUBLEASE (this "***Sublease***") is entered into as of the ___ day of May, 2014, between **DURHAM JONES & PINEGAR, P.C.**, a Utah professional corporation ("***Sublandlord***"), whose address is 111 East Broadway, Suite 900, Salt Lake City, Utah 84111, Attention: Kevin R. Pinegar, Esq., with a required copy to Paul M. Durham, Esq., Durham Jones & Pinegar, P.C., 111 East Broadway, Suite 900, Salt Lake City, Utah 84111, and **VIVINT SOLAR, INC.**, a Delaware corporation ("***Subtenant***"), whose address is 3101 North Thanksgiving Way, Suite 500, Lehi, Utah 84043, Attention: President. (Sublandlord and Subtenant are referred to in this Sublease individually as a "***Party***" and collectively as the "***Parties***.")

FOR THE SUM OF TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Definitions. As used in this Sublease, each of the following terms shall have the meaning indicated, and any term that is capitalized but not defined in this Sublease shall have the meaning set forth in the Lease (as defined below):

"***Landlord***" means Thanksgiving Park Five, LLC, a Utah limited liability company.

"***Lease***" means the Office Lease, dated August 30, 2013, entered into between Landlord, as landlord, and Sublandlord, as tenant, a copy of which is attached as Exhibit A.

"***Sublease Basic Monthly Rent***" means the following amounts for the periods indicated based on 12,875 rentable square feet, which amounts are subject to adjustment as set forth in the definition of "Subleased Premises"; *provided, however,* that if the Sublease Commencement Date occurs on a date other than the projected Sublease Commencement Date, then the periods set forth below shall begin on such other date that is the Sublease Commencement Date (as memorialized in a certificate entered into between the Parties) and shall shift accordingly in a manner consistent with the definition of "Expiration Date" (with the Expiration Date being on the last day of the relevant month), but in all events, Subtenant shall have a two (2)-month period of Basic Monthly Rent at an annual cost of $6.75 per rentable square foot:

Periods	Basic Monthly Rent	Annual Cost Per Rentable Square Foot
September 1, 2014 through October 31, 2014, inclusive	$7,242.19 per month	$6.75
November 1, 2014 through August 31, 2015, inclusive	$27,895.83 per month	$26.00
September 1, 2015 through August 31, 2016, inclusive	$28,593.23 per month	$26.65
(if the first option to extend set forth in Paragraph 2.3 of this Sublease is exercised)		
September 1, 2016 through September 30, 2016, inclusive	$7,242.19 per month	$6.75
October 1, 2016 through August 31, 2017, inclusive	$29,312.08 per month	$27.32
(if the second option to extend set forth in Paragraph 2.3 of this Sublease is exercised)		
September 1, 2017 through September 30, 2017, inclusive	$7,242.19 per month	$6.75

October 1, 2017 through August 31, 2018, inclusive

$30,041.67 per month

$28.00

(if the third option to extend set forth in Paragraph 2.3 of this Sublease is exercised)

September 1, 2018 through September 30, 2018, inclusive

$7,242.19 per month

$6.75

October 1, 2018 through August 31, 2019, inclusive

$30,792.71 per month

$28.70

“Sublease Commencement Date” means the date on which Sublease Substantial Completion occurs. The projected Sublease Commencement Date is September 1, 2014.

“Subleased Premises” means Suite 450 on the fourth floor of the office building located at 3101 North Thanksgiving Way, in Lehi, Utah, consisting of approximately 10,944 usable square feet and approximately 12,875 rentable square feet, shown on the attached Exhibit B. The Subleased Premises do not include, and Landlord has reserved, the land and other area beneath the floor of the Subleased Premises, the pipes, ducts, conduits, wires, fixtures and equipment above the suspended ceiling of the Subleased Premises and the structural elements that serve the Subleased Premises or comprise the Building; provided, however, that, subject to Paragraphs 9.2 and 17.1 of the Lease, Subtenant may, at Subtenant’s sole cost and expense, install Subtenant’s voice and data lines, wiring, cabling and facilities above the suspended ceiling of the Subleased Premises for the conduct by Subtenant of business in the Subleased Premises for the Sublease Permitted Use (as defined below). Landlord’s reservation includes the right to install, use, inspect, maintain, repair, alter and replace those areas and items and to enter the Subleased Premises in order to do so in accordance with and subject to Paragraph 9.3 of the Lease. For all purposes of this Sublease, the calculation of usable square feet contained within the Subleased Premises and the Building shall be subject to final measurement and verification by Landlord’s licensed architect, at Landlord’s sole cost and expense, according to ANSI/BOMA Standard Z65.1-2010 (or any successor standard), and the rentable square feet contained within the Subleased Premises and the Building shall be the quotient of the usable square feet so calculated divided by .85, which measurement and verification may, at Subtenant’s option and at Subtenant’s sole cost and expense, be confirmed by Subtenant’s licensed architect. (The immediately preceding sentence shall be the sole and exclusive method used for the measurement and calculation of usable and rentable square feet under this Sublease for the Subleased Premises and the Building.) On request of Subtenant, Landlord shall provide Subtenant with a copy of Landlord’s architect’s verification and certification as to the actual usable and rentable square feet of the Subleased Premises prior to the Sublease Commencement Date. In the event of a variation between the square footage set forth above in this definition and the square footage set forth in such verification and certification, the Parties shall amend this Sublease accordingly to conform to the square footage set forth in such verification and certification, amending each provision that is based on usable or rentable square feet, including, without limitation, Sublease Basic Monthly Rent, Sublease Security Deposit, Subtenant’s Parking Stall Allocation, Subtenant’s Percentage of Operating Expenses and TI Allowance, and shall appropriately reconcile any payments already made pursuant to those provisions; provided, that if Landlord’s architect and Subtenant’s architect disagree on the amount of usable or rentable square feet within the Subleased Premises and the Building, and such disagreement is not resolved within ten (10) business days after such measurement and verification is completed by Landlord’s architect, such disagreement shall be resolved by an independent, licensed architect mutually selected by Landlord and Subtenant, acting reasonably, the cost of which architect shall be shared equally by the Parties.

“Sublease Expiration Date” means the date that is the last day of the month, two (2) years after the later of the following:

(i) the Sublease Commencement Date, if the Sublease Commencement Date occurs on the first day of a calendar month; or

(ii) the first day of the first full calendar month following the Sublease Commencement Date, if the Sublease Commencement Date does not occur on the first day of a calendar month,

as such date may be extended or sooner terminated in accordance with this Sublease.

“Sublease Security Deposit” means an amount equal to Sublease Basic Monthly Rent for the final calendar month of the initial period constituting the Sublease Term ($28,593.23), which amount is subject to adjustment as set forth in the definition of “Subleased Premises”.

“Sublease Substantial Completion” means the date on which all of the following have occurred:

(i) Landlord’s Work with respect to the Subleased Premises has been completed in accordance with Exhibit A attached to the Lease, subject only to the completion by Landlord of any Punch List Items, as evidenced by a certificate of occupancy for the Subleased Premises issued by Lehi City that will permit the conduct of business in the Subleased Premises for the Sublease Permitted Use;

(ii) Sublandlord has delivered vacant, “broom clean” and exclusive possession of the Subleased Premises to Subtenant; and

(iii) the parking stalls constituting Subtenant’s Parking Stall Allocation and other Common Areas requisite for the reasonable use and enjoyment of the Subleased Premises and the conduct of business in the Subleased Premises for the Sublease Permitted Use are, in fact, available for use by Subtenant.

“Sublease Term” means the period commencing on 12:01 a.m. of the Sublease Commencement Date and expiring at midnight of the Sublease Expiration Date.

“Subtenant’s Occupants” means any assignee, subtenant, employee, agent, licensee or invitee of Subtenant.

“Subtenant’s Parking Stall Allocation” means forty-nine (49) parking stalls, based on 4.5 parking stalls per 1,000 usable square feet of the Subleased Premises having 10,944 usable square feet, which number of parking stalls is subject to adjustment as set forth in the definition of “Subleased Premises”.

“Subtenant’s Percentage of Operating Expenses” means 8.874 percent, which is the percentage determined by dividing the rentable square feet of the Subleased Premises (12,875 rentable square feet) by the rentable square feet of the Building (145,091 rentable square feet) (whether or not leased), multiplying the quotient by 100 and rounding to the third (3rd) decimal place, which percentage is subject to adjustment as set forth in the definition of “Subleased Premises”.

2. Sublease; Subtenant Rights.

2.1. Sublease. Subject to all of the provisions of the Lease and this Sublease, Sublandlord subleases to Subtenant and Subtenant subleases from Sublandlord the Subleased Premises for the Sublease Term. Except as expressly limited by this Sublease, as between the Parties, Subtenant shall be responsible for, Subtenant assumes, and Subtenant shall timely pay and perform, all of Sublandlord’s obligations of payment and performance under the Lease on and after the Sublease Commencement Date with respect to the Subleased Premises, provided that Subtenant shall pay to Landlord directly all rentals and other amounts required to be paid under the Lease. As between the Parties, Sublandlord shall be responsible for and shall assume and perform all of Landlord’s obligations under the Lease to the extent that they are not performed by Landlord. Except as expressly limited by this Sublease, with respect to the Subleased Premises, Subtenant expressly agrees to be bound by the provisions of the Lease vis-a-vis Sublandlord to the full extent that Sublandlord is obligated to Landlord. To the extent of any inconsistencies between this Sublease and the Lease, this Sublease shall control as between the Parties, but not as between Sublandlord and Landlord, as to which the Lease shall control.

2.2. Commencement Date Delay.

(a) Subject to force majeure (as defined in the Lease) and Subtenant delay, if Sublease Substantial Completion has not occurred on or before the date that is sixty (60) days after the projected Sublease Commencement Date (subject to postponement as set forth in this Paragraph 2.2, the “Sublease Outside Date”), then Subtenant may terminate this Sublease on notice given to Sublandlord and Landlord on or before (but not after) the date that is ten (10) days after the Sublease Outside Date.

(b) Termination of this Sublease in accordance with the foregoing subparagraph (a) shall be effective as of the date of receipt by Sublandlord and Landlord of notice of termination from Subtenant, the Parties shall thereafter be released and discharged from all further obligations under this Sublease (except for any obligations that expressly survive the expiration of the Sublease Term or the sooner termination of this Sublease and except as provided in the remainder of this sentence) and Subtenant shall receive a refund of any Sublease Security Deposit and prepaid Sublease Basic Monthly Rent actually received by Sublandlord or Landlord.

(c) In addition to the foregoing, Landlord may at any time give Subtenant and Sublandlord notice that Sublease Substantial Completion will not occur by the Sublease Outside Date, which notice shall also set forth Landlord’s then-current estimate of the date (the “New Date”) on which Sublease Substantial Completion will occur, and Subtenant shall have ten (10) business days after receipt of such notice to exercise the termination right set forth in the foregoing subparagraph (a), or such right will be deemed to have been waived (but such waiver shall not affect the termination right set forth in subparagraph (d) below).

(d) Thereafter, subject to force majeure and Subtenant delay, if Sublease Substantial Completion has not occurred on or before the New Date, then Subtenant may terminate this Sublease on notice given to Sublandlord and Landlord on or before (but not after) the date that is ten (10) days after the New Date. Termination of this Sublease in accordance with the immediately preceding sentence shall be effective as of the date of receipt by Sublandlord and Landlord of notice of termination from Subtenant, the Parties shall thereafter be released and discharged from all further obligations under this Sublease (except for any obligations that expressly survive the expiration of the Sublease Term or the sooner termination of this Sublease and except as provided in the remainder of this sentence) and Subtenant shall receive a refund of any Sublease Security Deposit and prepaid Sublease Basic Monthly Rent actually received by Sublandlord or Landlord.

2.3. Extension.

(a) Subtenant shall have the option to extend the initial period constituting the Sublease Term under this Sublease for three (3) additional periods of one (1) year each (only), provided that Subtenant gives Sublandlord and Landlord notice of the exercise of each such option on or before the date that is six (6) months prior to the expiration of the then-existing period constituting the Sublease Term, and that at the time each such notice is given and on the commencement of the extension term concerned:

(i) this Sublease is in full force and effect;

(ii) no default by Subtenant beyond any applicable notice and cure period given in this

Sublease then exists; and

(iii) Subtenant has not assigned this Sublease or further subleased all or any portion of the Subleased Premises under any then-existing sublease, and such extension is not being made in connection with or for the purpose of facilitating any such assignment or sublease.

Each such extension term shall commence at 12:01 a.m. on the first day following the expiration of the immediately preceding period constituting the Sublease Term.

(b) During each such extension term, all provisions of this Sublease shall apply (but as to this Paragraph 2.3, only with respect to any remaining options to extend, if any), except for any provision relating to the improvement of the Subleased Premises.

(c) If Subtenant exercises any such option in a timely manner, the Parties shall promptly enter into an amendment to this Sublease reflecting the new Sublease Expiration Date, and provide to Landlord a photocopy thereof. If any of the conditions set forth in the foregoing portion of this Paragraph are not satisfied in a timely manner (time being of the essence), the relevant option to extend (and any subsequent option to extend) shall automatically terminate and be of no further force or effect.

3. Use. Subtenant shall use the Subleased Premises only for the following, and no other purpose (the “Sublease Permitted Use”): general office purposes, including normal and reasonable uses customarily incidental thereto, such as executive, administrative, technical support, customer service and data functions. In no event may the Subleased Premises be used as a call center or as an executive office suite operation without Landlord’s and Sublandlord’s prior written consent; provided, however, that the prohibition of a call center shall not prohibit or limit any typical business or customer service telephone communication of the type currently conducted by Vivint Solar, Inc.

4. Sublease Basic Monthly Rent. In full satisfaction of the obligation of Subtenant to pay the Basic Monthly Rent payable under the Lease, Subtenant covenants to pay directly to Landlord without abatement, deduction, offset, prior notice or demand the Sublease Basic Monthly Rent in lawful money of the United States in consecutive monthly installments at the address set forth at the outset of this Sublease for Sublandlord or at such other place as Sublandlord may designate, in advance on or before the first day of each calendar month during the Sublease Term, commencing on the Sublease Commencement Date. If the Sublease Commencement Date occurs on a day other than the first day of a calendar month, on or before the Sublease Commencement Date, the Sublease Basic Monthly Rent shall be paid for the initial fractional calendar month prorated on a per diem basis and for the first full calendar month following such due date. If this Sublease expires or terminates on a day other than the last day of a calendar month, the Sublease Basic Monthly Rent for such fractional month shall be prorated on a per diem basis. Notwithstanding the foregoing, concurrently with its execution of this Sublease, Subtenant shall pay to Landlord in advance the Sublease Basic Monthly Rent for the first full calendar month following the Sublease Commencement Date in which full Sublease Basic Monthly Rent is payable (that is, $26.00 per rentable square foot on an annual basis), which shall be applied by Landlord to pay the Sublease Basic Monthly Rent for such month on the date due.

5. Sublease Security Deposit. On the date of this Sublease, Subtenant shall deposit directly with Landlord the Sublease Security Deposit as security for the faithful performance by Subtenant under this Sublease. The Sublease Security Deposit shall be returned (without interest) to Subtenant (or, at Landlord’s option, to the last assignee of Subtenant’s interest under this Sublease) after the expiration of the Sublease Term or sooner termination of this Sublease and delivery of possession of the Subleased Premises to Sublandlord in accordance with Paragraph 17 of the Lease if, at such time, Subtenant is not in default under this Sublease. If Landlord’s interest in this Sublease is conveyed, transferred or assigned, Landlord shall transfer or credit the Sublease Security Deposit to Landlord’s successor in interest, and Landlord shall be released from any liability for the return of the Sublease Security Deposit, provided that such successor assumes Landlord’s obligations in connection with this Sublease. Landlord may intermingle the Sublease Security Deposit with Landlord’s own funds, and shall not be deemed to be a trustee of the Sublease Security Deposit. If Subtenant fails to pay or perform in a timely manner any obligation under this Sublease, Landlord may, prior to, concurrently with or subsequent to, exercising any other right or remedy, use, apply or retain all or any part of the Sublease Security Deposit for the payment of any monetary obligation due under this Sublease, or to compensate Landlord for any other expense, loss or damage which Landlord may incur by reason of Subtenant’s failure, including any damage or deficiency in the reletting of the Subleased Premises. If all or any portion of the Sublease Security Deposit is so used, applied or retained, Subtenant shall immediately deposit with Landlord cash in an amount sufficient to restore the Sublease Security Deposit to the original amount. Landlord may withhold the Sublease Security Deposit after the expiration of the Sublease Term or sooner termination of this Sublease until Subtenant has paid in full Subtenant’s share of Operating Expenses for the year in which such expiration or sooner termination occurs (as provided in Paragraph 7 of this Sublease) and all other amounts payable under this Sublease. The Sublease Security Deposit is not a limitation on Sublandlord’s or Landlord’s damages or other rights under this Sublease, a payment of liquidated damages or prepaid rent and shall not be applied by Subtenant to the rent for the last (or any) month of the Sublease Term, or to any other amount due under this Sublease.

6. Parking Stall Allocation. Subtenant and Subtenant’s Occupants shall have the non-exclusive right (together with other tenants of the Building) without charge, other than as contemplated by Paragraph 7 with respect to Operating Expenses, to use a number of parking stalls located on the Property equal to Subtenant’s Parking Stall Allocation only, and shall not use a number of parking stalls greater than Subtenant’s Parking Stall Allocation (excluding de minimis, occasional excess use), unless prior consent has been given by Landlord. Subtenant shall not, in any event or under any circumstance, have the right to use more than the number of parking stalls set forth in the immediately preceding sentence.

7. Operating Expenses. Subtenant’s share of the Operating Expenses payable under the Lease shall be the result obtained by subtracting the Operating Expenses allocable to the Subleased Premises that are actually incurred in calendar year 2015 from Operating Expenses actually incurred in any given Operating Year, and then multiplying the difference by Subtenant’s Percentage of Operating Expenses. Subtenant’s share of Operating Expenses for any fractional Operating Year shall be calculated by determining Subtenant’s share of Operating Expenses for the relevant Operating Year and then prorating such amount over such fractional Operating Year. In addition to the Sublease Basic Monthly Rent, Subtenant covenants to pay directly to Landlord without abatement, deduction, offset, prior notice or demand Subtenant’s share of Operating Expenses as set forth in the foregoing portion of this Paragraph in lawful money of the United States at such place as Sublandlord may designate, in advance on or before the first day of each calendar month during the Sublease Term, commencing on the Sublease Commencement Date, in accordance with the applicable provisions of the Lease.

8. Assignment. Subtenant shall not, either voluntarily or by operation of law, assign, transfer, mortgage, encumber, pledge or hypothecate this Sublease or Subtenant’s interest in this Sublease, in whole or in part, permit the use of the Subleased Premises or any part of the Subleased Premises by any persons other than Subtenant or Subtenant’s employees, or further sublease the Subleased Premises or any part of the Subleased Premises, without the prior written consent of Sublandlord, which shall not be unreasonably withheld, conditioned or delayed. Consent to any assignment or subleasing shall not operate as a waiver of the necessity for consent to any subsequent assignment or subleasing and the terms of such consent shall be binding on any person holding by, through or under Subtenant. At Sublandlord’s option, any assignment or sublease without Sublandlord’s prior written consent shall be void ab initio. Notwithstanding anything contained in this Paragraph 8 to the contrary, Subtenant may, without the consent of Sublandlord, assign this Sublease or sublease all or any portion of the Subleased Premises to:

(a) Subtenant’s parent organization;

(b) a wholly-owned subsidiary of Subtenant or Subtenant’s parent organization;

(c) an organization of which Subtenant or Subtenant’s parent owns in excess of fifty percent (50%) of the outstanding capital stock or has in excess of a fifty percent (50%) ownership or control interest;

(d) an affiliate, franchisor or franchisee of Subtenant;

(e) a person that acquires all or substantially all of the assets or stock of Subtenant; or

(f) any of Subtenant’s business divisions, or an entity resulting from a merger, consolidation or reorganization with Subtenant and/or Subtenant’s parent organization,

provided that (i) such assignee or subtenant assumes the relevant obligations of Subtenant under this Sublease, (ii) Subtenant gives Sublandlord and Landlord notice of such assignment or sublease no later than ten (10) business days thereafter, accompanied by an executed counterpart of any assignment or sublease agreement concerned (from which any financial terms may be redacted) if such an assignment or sublease agreement exists, and (iii) such assignee or subtenant has a net worth, cash balance and operating income immediately following such transaction that is reasonably sufficient to satisfy the financial obligations under this Sublease or such sublease, as the case may be. In addition, the sale of stock or other equity interests in Subtenant on a public stock exchange (e.g., NYSE or NASDAQ), whether in connection with an initial public offering or thereafter, shall not be deemed an assignment of this Sublease and shall not require Sublandlord’s consent.

9. Indemnity.

9.1. By Subtenant. Subtenant shall indemnify, defend and hold harmless Sublandlord and Landlord and their respective employees from and against all demands, claims, causes of action, judgments, losses, damages, liabilities, fines, penalties, costs and expenses, including attorneys’ fees, arising from either of the following:

(a) the occupancy or use of any portion of the Property by Subtenant or Subtenant’s Occupants (including, without limitation, any slip and fall or other accident on the Property involving Subtenant or Subtenant’s Occupants), unless directly and proximately caused by Sublandlord or Sublandlord’s employees, agents or contractors; or

(b) any Hazardous Materials deposited, released or stored by Subtenant or Subtenant’s Occupants on the Property.

If any action or proceeding is brought against Sublandlord or Landlord or their respective employees by reason of any of the matters set forth in the preceding sentence that creates an obligation under the preceding sentence for Subtenant to defend, Subtenant, on notice from Sublandlord or Landlord, shall defend Sublandlord and Landlord and their respective employees at Subtenant’s sole cost and expense with competent and licensed legal counsel reasonably satisfactory to Sublandlord or Landlord or both of them, as the case may be, but selected by Subtenant. The provisions of this Paragraph 9.1 shall survive the expiration of the Sublease Term or the sooner expiration of this Sublease.

9.2. By Sublandlord. Sublandlord shall indemnify, defend and hold harmless Subtenant and Subtenant’s employees from and against all demands, claims, causes of action, judgments, losses, damages, liabilities, fines, penalties, costs and expenses, including attorneys’ fees, arising from either of the following:

(a) the occupancy or use of any portion of the Property by Sublandlord or Sublandlord’s employees, agents or contractors (including, without limitation, any slip and fall or other accident on the Property involving Sublandlord or Sublandlord’s employees, agents or contractors), unless directly and proximately caused by Subtenant or Subtenant’s Occupants; or

(b) any Hazardous Materials deposited, released or stored by Sublandlord or Sublandlord’s employees, agents or contractors on the Property.

If any action or proceeding is brought against Subtenant or Subtenant’s employees by reason of any of the matters set forth in the preceding sentence that creates an obligation under the preceding sentence for Sublandlord to defend, Sublandlord, on notice from Subtenant, shall defend Subtenant and Subtenant’s respective employees at Sublandlord’s sole cost and expense with competent and licensed legal counsel reasonably satisfactory to Subtenant, but selected by Sublandlord. The provisions of this Paragraph 9.2 shall survive the expiration of the Sublease Term or the sooner expiration of this Sublease.

10. Insurance. The insurance obtained by Subtenant pursuant to Paragraph 12 of the Lease shall name Sublandlord and Landlord and any other person specified from time to time by Sublandlord or Landlord as an additional insured, and shall contain a provision that Sublandlord, Landlord and any other additional insured, although named as an insured, shall nevertheless be entitled to recover under such policies for any loss sustained by Sublandlord, Landlord or their respective employees and agents as a result of the acts or omissions of Subtenant. Concurrently with the execution of this Sublease, Subtenant shall furnish Sublandlord and Landlord with certificates of coverage. No such policy shall be cancelable or subject to reduction of coverage or other modification except after thirty (30) days’ prior written notice to Sublandlord and Landlord by the insurer. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Sublandlord or Landlord may carry, and shall only be subject to such deductibles as may be approved in writing in advance by Sublandlord and Landlord. Subtenant shall, at least ten (10) days prior to the expiration of such policies, furnish Sublandlord and Landlord with renewals of, or binders for, such policies.

11. Default.

11.1. Default by Subtenant. The occurrence of any of the following events shall constitute a default by Subtenant under this Sublease: (a) Subtenant fails to pay in a timely manner any installment of Sublease Basic Monthly Rent or any other sum due under the Lease or this Sublease within three (3) business days after receipt of written notice that the same is past due; (b) Subtenant fails to observe or perform in a timely manner any other term, covenant or condition to be observed or performed by Subtenant under the Lease or this Sublease within ten (10) calendar days after written notice is given to Subtenant of such failure; provided, however, that if more than ten (10) calendar days is reasonably required to cure such failure, Subtenant shall not be in default if Subtenant commences such cure within such ten (10) day period and diligently prosecutes such cure to completion; (c) Subtenant files a petition in bankruptcy, becomes insolvent, has taken against Subtenant in any court, pursuant to state or federal statute, a petition in bankruptcy or insolvency or for reorganization or appointment of a receiver or trustee, petitions for or enters into an arrangement for the benefit of creditors or suffers this Sublease to become subject to a writ of execution; or (d) Subtenant vacates or abandons the Subleased Premises.

11.2. Default by Sublandlord. The occurrence of any of the following events shall constitute a default by Sublandlord under this Sublease: (a) Sublandlord fails to pay in a timely manner its portion of any remaining balance of the Basic Monthly Rent or any other sum to Landlord under the Lease or this Sublease within three (3) business days after receipt of written notice that the same is past due; or (b) Sublandlord fails to observe or perform in a timely manner any other term, covenant or condition to be observed or performed by Sublandlord under the Lease (excepting those items which Subtenant is obligated to perform pursuant to the terms of this Sublease) or this Sublease within ten (10) calendar days after written notice is given to Sublandlord of such failure; provided, however, that if more than ten (10) calendar days is reasonably required to cure such failure, Sublandlord shall not be in default if Sublandlord commences such cure within such ten (10) day period and diligently prosecutes such cure to completion.

11.3. Remedies.

(a) On any default by Subtenant under this Sublease, Sublandlord may at any time, without waiving or limiting any other right or remedy available to Sublandlord, (i) perform in Subtenant’s stead any obligation that Subtenant has failed to perform, and Sublandlord shall be reimbursed promptly for any cost incurred by Sublandlord with interest from the date of such expenditure until paid in full at the rate of twelve percent (12%) per annum (the “Interest Rate”), (ii) terminate Subtenant’s rights under this Sublease by written notice, (iii) reenter and take possession of the Subleased Premises by any lawful means (with or without terminating this Sublease), or (iv) pursue any other remedy allowed by law. Subtenant shall pay to Sublandlord the cost of recovering possession of the Subleased Premises, all costs of reletting, including reasonable renovation, remodeling and alteration of the Subleased Premises, the amount of any commissions paid by Sublandlord in connection with such reletting, and all other costs and damages arising out of Subtenant’s default, including attorneys’ fees and costs. Notwithstanding any termination or reentry, the liability of Subtenant for the rent payable under this Sublease shall not be extinguished for the balance of the Sublease Term, and Subtenant agrees to compensate Sublandlord on demand for any deficiency arising from reletting the Subleased Premises at a lesser rent than applies under this Sublease.

(b) On any monetary default by Sublandlord under this Sublease, Subtenant may at any time, without waiving or limiting any other right or remedy available to Subtenant, (i) pay in Sublandlord’s stead any obligation that Sublandlord has failed to perform, and Subtenant shall be reimbursed promptly for any such payment made by Subtenant with interest from the date of such expenditure until paid in full at the Interest Rate, or (ii) pursue any other remedy allowed by law. In no event may Subtenant terminate this Sublease, take any “self-help” actions with respect to the Property or withhold payment of rent or other charges provided for in this Sublease as a result of Sublandlord’s default; provided, however, that in the event that Subtenant makes any payment under item (i) above, Sublandlord shall promptly reimburse Subtenant for such amounts.

11.4. Past Due Amounts; Obligations Independent. If Subtenant fails to pay when due any amount required to be paid by Subtenant under this Sublease, such unpaid amount shall bear interest at the Interest Rate from the due date of such amount to the date of payment in full, with interest. In addition, Landlord may also charge a sum of five percent (5%) of such unpaid amount as a service fee. This late payment charge is intended to compensate Landlord for Landlord’s additional administrative costs resulting from Subtenant’s failure to perform in a timely manner Subtenant’s obligations under this Sublease, and has been agreed on by the Parties after negotiation as a reasonable estimate of the additional administrative costs that will be incurred by Sublandlord as a result of such failure. The actual cost in each instance is extremely difficult, if not impossible, to determine. This late payment charge shall constitute liquidated damages and shall be paid to Sublandlord together with such unpaid amount. The payment of this late payment charge shall not constitute a waiver by Sublandlord or Landlord of any default by Subtenant under this Sublease. All amounts due under this Sublease are and shall be deemed to be rent or additional rent, and shall be paid without abatement, deduction, offset, prior notice or demand (unless provided by the terms of this Sublease). Sublandlord shall have the same remedies for a default in the payment of any amount due under this Sublease as Sublandlord has for a default in the payment of Sublease Basic Monthly Rent. The obligations of Subtenant to pay Sublease Basic Monthly Rent and all other amounts due and to perform all of Subtenant’s obligations under this Sublease are severable from and independent of any obligation of Sublandlord under this Sublease.

12. Possession; Work of Improvement. Sublandlord shall cause Landlord to improve the Subleased Premises in accordance with Exhibit A attached to the Lease and the space plan attached as Exhibit C. Sublandlord shall be responsible to pay directly to Landlord in accordance with Paragraph 3(b) of said Exhibit A any additional amounts by which the cost of the Tenant Improvements and Change Orders exceeds the total aggregate amount of the TI Allowance, except to the extent of any Change Orders made that are requested by Subtenant, as to which Subtenant shall be responsible to pay directly to Landlord any additional costs incurred as a result of such Changes Orders. As between Landlord and Sublandlord, nothing in this Paragraph shall diminish or affect Sublandlord’s obligations as Tenant under the Lease.

13. Sublease Consent Agreement. This Sublease shall not be effective unless and until Landlord and the Parties enter into a Sublease Consent Agreement in the form attached as Exhibit C to the Lease, and Landlord receives a fully executed copy of this Sublease.

14. Attorneys’ Fees. If any action is brought to recover any rent or other amount under this Sublease because of any default under this Sublease, to enforce or interpret any of the provisions of this Sublease, or for recovery of possession of the Subleased Premises, the Party prevailing in such action shall be entitled to recover from the other Party reasonable attorneys’ fees (including those incurred in connection with any appeal), the amount of which shall be fixed by the court and made a part of any judgment rendered. Each Party shall bear its own costs of negotiating and documenting this Sublease.

15. Brokerage Commissions. Subtenant is represented in this Sublease by Eric Woodley/Prudential Utah Real Estate, and Sublandlord is represented in this Sublease by Brandon Fugal/Coldwell Banker Commercial Intermountain. Sublandlord has agreed to pay a commission in connection with the original term (only) of this Sublease to such brokers. Except as set forth in the foregoing portion of this Paragraph, Sublandlord represents and warrants that no claim exists for a brokerage commission, finder’s fee or similar fee in connection with this Sublease based on any agreement made by Sublandlord. Sublandlord shall indemnify, defend and hold harmless Subtenant and Landlord from and against any claim for a brokerage commission, finder’s fee or similar fee in connection with this Sublease based on an actual or alleged agreement made by Sublandlord. Except as set forth in the foregoing portion of this Paragraph, Subtenant represents and warrants that no claim exists for a brokerage commission, finder’s fee or similar fee in connection with this Sublease based on any agreement made by Subtenant. Except as set forth in the foregoing portion of this Paragraph, Subtenant shall indemnify, defend and hold harmless Sublandlord and Landlord from and against any claim for a brokerage commission, finder’s fee or similar fee in connection with this Sublease based on an actual or alleged agreement made by Subtenant.

16. Notices. Any notice or demand to be given by either Party to the other shall be given in writing by express mail, Federal Express or mailing in the United States mail, postage prepaid, certified, return receipt requested and addressed to such Party as set forth at the outset of this Sublease. Either Party may change the address at which such Party desires to receive notice on written notice of such change to the other Party. Any such notice shall be deemed to have been given, and shall be effective, on delivery to the notice address then applicable for the Party to which the notice is directed; provided, however, that refusal to accept delivery of a notice or the inability to deliver a notice because of an address change that was not properly communicated shall not defeat or delay the giving of a notice.

17. General Provisions. This Sublease shall be governed by, and construed and interpreted in accordance with, the laws (excluding the choice of laws rules) of the state of Utah. This Sublease may be executed in any number of duplicate originals or counterparts, each of which when so executed shall constitute in the aggregate but one and the same document. Each exhibit referred to in, and attached to, this Sublease is an integral part of this Sublease and is incorporated in this Sublease by this reference. Landlord is a third-party beneficiary of any provisions in this Sublease running in favor of Landlord, and is entitled to enforce such provisions directly.

THE PARTIES have executed this Sublease on the respective dates set forth below, to be effective as of the date first set forth above.

SUBLANDLORD:

DURHAM JONES & PINEGAR, P.C., a Utah professional corporation

By	/s/ Kevin R. Pinegar
Print or Type Name of Signatory: Kevin R. Pinegar
Its	President
Date	May 19, 2014

SUBTENANT:

VIVINT SOLAR, INC.,
a Utah corporation

By	/s/ Paul Dickson
Print or Type Name of Signatory: Paul Dickson
Its	VP OPPS
Date	5-15-14

EXHIBIT A

to

SUBLEASE

LEASE

The Lease referred to in the foregoing instrument is attached.

Exhibit A-1

EXHIBIT B

to

SUBLEASE

SUBLEASED PREMISES

The Subleased Premises referred to in the foregoing instrument are shown on the attachment.

Exhibit B-1

EXHIBIT C

to

SUBLEASE

SPACE PLAN

(See attached)

Exhibit C-1

I HAVE REVIEWED THESE PLANS AND THEY CONFORM TO OUR PROGRAMMATIC AND SPACE PLANNING REQUIREMENTS. I UNDERSTAND THAT ANY MODIFICATIONS TO THIS PLAN WILL BE AN ADDITIONAL SERVICE AND WILL AMEND THE SCOPE OF WORK.

APPROVED AS IS APPROVED AS NOTED NOT APPROVED

SIGNATURE / APPROVAL

SUPP #

TENANT

DRAWING NUMBER

SP104

PROJECT NUMBER DATE

05.12.14

REF SHEET

AXXX

BWA

ARCHITECTS

T 601 436 9500

SIGNATURE / APPROVAL OF THIS DOCUMENT DOES NOT AUTHORIZE THE ARCHITECT TO PROCEED WITH CONSTRUCTION DOCUMENTS (WORKING DRAWINGS). THIS SHEET IS FOR FLOOR PLAN APPROVAL ONLY

VIVINT SOLAR

PROJECT ADDRESS

PROJECT CITY, PROJECT STATE PROJECT ZIPCODE